EXHIBIT 5

May 7, 2013

Newell Rubbermaid Inc.

Three Glenlake Parkway

Atlanta, Georgia 30328

Re:	Newell Rubbermaid Inc.
Registration Statement on Form S-8

I am Executive Vice President – General Counsel & Corporate Secretary of Newell Rubbermaid Inc., a Delaware corporation (the “Company”), and have acted as its counsel in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering the registration of 16,500,000 shares of its Common Stock, $1.00 par value per share (the “Common Stock”), issuable pursuant to the Newell Rubbermaid Inc. 2013 Incentive Plan (the “Plan”) in accordance with the terms of the Plan.

For purposes of this letter, I have considered such questions of law and have examined such documents as I have deemed necessary for this opinion. Upon the basis of such examination, it is my opinion that those shares of Common Stock that are originally issued shares will be, when issued and sold as contemplated by the Registration Statement and in accordance with the Plan, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to me under the heading “Interests of Named Experts and Counsel” set forth in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

By:	/s/ John K. Stipancich
John K. Stipancich Executive Vice President – General Counsel & Corporate Secretary